UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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☐	Soliciting Material Under Rule Pursuant to § 240.14a-12
SURMODICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date:	February 11, 2021

Time:	4:00 p.m. (Minneapolis time)

Webcast:	www.virtualshareholdermeeting.com/SRDX21

Agenda:	1.	Elect two (2) Class I directors and one (1) Class II director;

	2.	Set the number of directors at six (6);

	3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

	4.	Approve, in a non-binding advisory vote, the Company’s executive compensation.
The Annual Meeting of Shareholders of Surmodics, Inc. (the “Company”) will be held on February 11, 2021, at 4:00 p.m. (Minneapolis time), as a virtual meeting at www.virtualshareholdermeeting.com/SRDX21 where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this method for our Annual Meeting over an in-person meeting.
Only shareholders of record at the close of business on December 15, 2020, are entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.
To vote your shares, we ask that you follow the instructions in the notice of internet availability of proxy materials or the proxy card that you received in the mail.
Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. Prompt voting will save the Company the expense of further requests.

December 22, 2020

Very truly yours,

SUSAN E. KNIGHT
Chair of the Board
Eden Prairie, Minnesota
All shareholders are cordially invited to attend the virtual annual meeting of shareholders at www.virtualshareholdermeeting.com/SRDX21. Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on February 11, 2021: The proxy statement and 2020 Annual Report are available at www.proxyvote.com.

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SURMODICS, INC.
9924 West 74th Street
Eden Prairie, Minnesota 55344

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 11, 2021
4:00 p.m. Central Standard Time

INTRODUCTION
This proxy statement is furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the virtual annual meeting of shareholders to be held on February 11, 2021 (the “Annual Meeting”), at 4:00 p.m. Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended September 30, 2020 (the “Annual Report”), is being first sent or given to shareholders on or about December 22, 2020. The Company also expects that the Notice Regarding Availability of Proxy Materials (the “Notice”) will first be mailed to shareholders on or about December 22, 2020. The mailing address of the Company’s principal executive offices is 9924 West 74th Street, Eden Prairie, Minnesota 55344.
Solicitation of Proxies
The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.
If You Hold Your Shares in “Street Name”
If you hold your shares in “street name”, e.g., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.
Revocation of a Proxy
Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet, telephone or mail. Attendance at the virtual meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to the Secretary of the Company before the revoked or superseded Proxy is used at the virtual meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders on the Proxy for that purpose.
Requesting Paper Copies and Voting
Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our Annual Report, available online to our shareholders and, as permitted by the rules, paper copies of these materials will only be provided upon request. We are providing to our shareholders (other than those who previously requested electronic or paper delivery) the Notice, which contains instructions on how to access this proxy statement and related materials online. If your shares are held in “street name”, the Notice will be forwarded to you by your custodian. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote your shares, including via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

On the day of our Annual Meeting, we recommend that you log into our virtual meeting at least 15 minutes prior to the scheduled start time to ensure that you can access the meeting. If you wish to submit a question, type your question into the “Ask a Question” field and click “Submit.” Questions related directly to the Annual Meeting will be answered during our virtual meeting, subject to time constraints. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will posted online and answered on our website at www.surmodics.com under the “Investors” tab. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after the posting.

OUTSTANDING SHARES AND VOTING RIGHTS
The Board of Directors of the Company has fixed December 15, 2020, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 15, 2020, 13,681,983 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.
Vote Required
The affirmative vote of a plurality of the shares of common stock present at the Annual Meeting (including by proxy) and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the three nominees for director receiving the highest vote totals will be elected as directors of the Company.
The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our Board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.
The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present (including by proxy) and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this proxy statement, except for Proposals 1 and 4. A shareholder who abstains with respect to the election of directors, and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote at the Annual Meeting on a proposal (including by proxy) is not deemed to be present for the purpose of determining whether a proposal has been approved.
Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1 related to the election of directors, Proposal 2 related to board size, and Proposal 4 related to executive compensation. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which custodians do not need voting instruction in order to vote shares.
For vote requirement purposes for Proposals 1, 2, and 4, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.
How You Can Vote
You may vote in one of the following ways:
By Internet before the Annual Meeting:
You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

By mail:	If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.
By telephone:	If you request a paper proxy card, you may cast your vote by telephone at 1-800-690-6903. You will need your control number found on your proxy card.
By Internet at the Annual Meeting:
If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/SRDX21 during the meeting. You will need your control number found in the Notice or proxy card.

PRINCIPAL SHAREHOLDERS
The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 15, 2020. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.
Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,182,157(2)	15.9%
Trigran Investments, Inc. 630 Dundee Rd., Suite 230 Northbrook, IL 60062	1,935,533(3)	14.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	923,498(4)	6.7%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	885,738(5)	6.5%
Trigran Investments, L.P. 630 Dundee Rd., Suite 230 Northbrook, IL 60062	687,074(6)	5.0%
(1)
In accordance with the requirements of the SEC, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 15, 2020, or within sixty days of such date.

(2)
Based on a Schedule 13G filed on February 4, 2020 by BlackRock, Inc., which reported sole voting power, and sole dispositive power as follows: sole voting power — 2,158,045 shares; and sole dispositive power — 2,182,157 shares.

(3)
Based on a Schedule 13G filed on March 25, 2020 by Trigran Investments, Inc., which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson, as follows: shared voting power — 1,935,533 shares; and shared dispositive power — 1,935,533 shares.

(4)
Based on a Schedule 13G filed on February 12, 2020 by The Vanguard Group, which reported sole voting power, shared voting power, sole dispositive power, and shared dispositive power as follows: sole voting power — 27,490 shares; shared voting power — 1,063 shares; sole dispositive power — 896,662 shares; and shared dispositive power — 26,836 shares.

(5)
Based on a Schedule 13G filed on February 13, 2020 by Renaissance Technologies LLC, which reported sole voting power, sole dispositive power, and shared dispositive power as follows: sole voting power — 857,448 shares; sole dispositive power — 882,953 shares; and shared dispositive power — 2,785 shares.

(6)
Based on a Schedule 13G filed on March 25, 2020 by Trigran Investments, L.P., which reported shared voting power and shared dispositive power as follows: shared voting power — 687,074 shares; and shared dispositive power — 687,074 shares.

MANAGEMENT SHAREHOLDINGS
The following table sets forth the number of shares of common stock beneficially owned as of December 15, 2020, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the NEOs) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.
Name of Beneficial Owner or Identity of Group	Current Holdings(1)	Acquirable within 60 days(2)	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(3)
Gary R. Maharaj	147,142	166,231	313,373	2.3%
Timothy J. Arens(4)	54,103	59,799	113,902	*
Thomas A. Greaney	26,749	63,074	89,823	*
Teryl L.W. Sides	16,994	15,526	32,520	*
Joseph J. Stich	53,062	77,350	130,412	*
Susan E. Knight	27,563	29,414	56,977	*
David R. Dantzker, M.D.	28,376	25,972	54,348	*
José H. Bedoya	23,247	25,972	49,219	*
Ronald B. Kalich	17,929	28,924	46,853	*
Lisa W. Heine	7,224	9,463	56,977	*
All executive officers and directors as a group (13 persons)	460,342	555,410	1,015,752	7.1%
*	Less than 1%
(1)	Includes restricted stock units and deferred stock units that are vested on December 15, 2020, or will become vested within 60 days thereafter.
(2)	Includes shares issuable upon the exercise of stock options that are exercisable on December 15, 2020, or within 60 days thereafter.
(3)	See footnote (1) to preceding table.
(4)	Includes options transferred during fiscal 2018 pursuant to a qualified domestic relations order.

ELECTION OF DIRECTORS (Proposals #1 and #2)
General Information
The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at six (6) at the Annual Meeting.
The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who currently are members of Class I are nominated for election at the Annual Meeting. Shawn T McCormick, who resigned from the Board effective December 14, 2020, formerly was a Class II director. As a result of his resignation, Class I currently is comprised of three directors, while Class II has only one director. Accordingly, Gary R. Maharaj, who currently is a Class I director, has been nominated to serve as a director in Class II. Each director elected to Class I will serve a three-year term and, therefore, will hold office until the Company’s 2024 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. If elected, Mr. Maharaj will serve a one-year term as a director in Class II and, therefore, will hold office until the Company’s 2022 annual meeting of shareholders and until his successor has been duly elected and qualified, or until his resignation or removal from office. The terms of incumbent Class II director and Class III directors continue until the 2022 and 2023 annual meetings, respectively.
As a result of Mr. McCormick’s resignation, the Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at six (6) at the Annual Meeting. Proxies cannot be voted for a greater number of persons than three, the number of nominees named in this proxy statement.
The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, David R. Dantzker, M.D. and Lisa W. Heine as the Board’s nominees for election as Class I directors and Gary R. Maharaj as the Board’s nominee for election as a Class II director. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Brief biographical profiles of Dr. Dantzker, Ms. Heine and Mr. Maharaj are provided below. The Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.
A plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Corporate Governance and Nominating Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:
•	the perceived reasons why shareholders withheld votes ‘for’ election from the director;
•	the length of service and qualifications of the director;
•	the director’s contributions to the Company;
•	compliance with listing standards;

•	the purpose and provisions of the Guidelines; and
•	the best interests of the Company and its shareholders.
Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the inspector of elections, which action may include, without limitation:
•	acceptance of the offer of resignation;
•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or
•	rejection of the resignation offer.
Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the SEC within four business days of the Board’s determination.
The following information is provided with respect to each director whose term will continue after the Annual Meeting and each director nominee:
					Committee Membership
Name and Position(1)	Age	Gender	Director Since	Class	Audit(2)	Organization and Compensation	Corporate Governance and Nominating
José H. Bedoya Director	64	M	2002	III		•
David R. Dantzker, M.D. Director	77	M	2011	I	•		•
Lisa W. Heine Director	57	F	2017	I		•	•
Ronald B. Kalich Director	73	M	2014	II		•
Susan E. Knight Chair of the Board	66	F	2008	III	•
Gary R. Maharaj Director, President and CEO	57	M	2010	I(3)
Committee Chair
(1)	The Board has determined that, with the exception of Mr. Maharaj, all of our directors are independent directors in accordance with rules of The Nasdaq Stock Market.

(2)	The Board of Directors has determined that Mr. Kalich and Ms. Knight qualify as an “audit committee financial expert” under federal securities laws.

(3)	As described above, Mr. Maharaj has been nominated to serve as a director in Class II.

José H. Bedoya Age 64 Director since 2002 Class III Committees • Organization and Compensation • Corporate Governance and Nominating (Chair)	Background

Mr. Bedoya is the former President and Chief Executive Officer of Otologics, LLC, a company which had been focused on the development of therapies for hearing loss, a position he held from 1996 until 2015. Otologics filed for Chapter 11 bankruptcy protection in July 2012. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Key Skills and Qualifications:

Mr. Bedoya brings to the Board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive.

David R. Dantzker, M.D. Age 77 Director since 2011 Class I Committees • Organization and Compensation (Chair) • Audit • Corporate Governance and Nominating	Background

Dr. Dantzker has been a Partner at Wheatley MedTech Partners L.P., a venture capital fund, since 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. He sits on the board of directors of Oligomerix, Inc., a Wheatley MedTech portfolio company. Dr. Dantzker is Vice Chair and Chief Medical Officer of Origin, Inc., and a senior advisor to Valience Health in Mumbai, India. He served on the board of Comprehensive Clinical Development, an entity that filed for Chapter 11 bankruptcy protection in March 2013. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

Key Skills and Qualifications:

His extensive management experience in a variety of roles, and board leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable general management and executive insights.

Lisa Wipperman Heine Age 57 Director since 2017 Class I Committees • Organization and Compensation • Corporate Governance and Nominating	Background

Since January 1, 2019, Ms. Heine has served as the President and Chief Executive Officer of PreCardia, Inc., an early stage medtech company developing an innovative catheter based intervention for the treatment of acute decompensated heart failure. From 2015 to 2019, Ms. Heine served as Chief Operating Officer of Mitralign, Inc., a venture backed medtech company focused on transcatheter heart valve annuloplasty. From 2014 to 2015, Ms. Heine was Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medtech companies assess, develop and execute strategies related to market opportunities and technology adoption. From 2007 to 2014, Ms. Heine served in various executive and management positions with Covidien plc, which was a global health care products company and manufacturer of medical devices and supplies, last serving as Global Vice President of Medical Affairs, Vascular Therapies from 2013 to 2014, and Global Vice President of Clinical Affairs, Vascular Therapies from 2011 to 2012. Since June 2018, she has been a director of Natus Medical Incorporated, a medical device company that engages in the development, manufacture, and marketing of products for the detection, monitoring, treatment, and tracking of medical disorders in newborns and children, and serves as chair of the compliance and quality committee, and as a member of the compensation committee.

Key Skills and Qualifications:

Ms. Heine is qualified to serve on our Board due to her extensive management experience in a variety of executive roles at medical device companies, and her expertise relating to clinical affairs strategy and operations, healthcare economics, policy and reimbursement.

Ronald B. Kalich Age 73 Director since 2014 Class II Committees • Audit (Chair) • Organization and Compensation	Background

Mr. Kalich has been a private investor since 2007. Since 2018, he has served as chair of the board of directors of Motion Solutions, Inc., a leading supplier of high-tech precision linear motion products for the medical and health sciences industries. Since 2015, he has served on the Advisory Board of Balon Corporation, a leading supplier of precision valves for the global petroleum industry. From 2000 to 2007, he served as a Director and as President and Chief Executive Officer of FastenTech, Inc., a provider of highly engineered aerospace-grade, specialized and application-specific components. From 1999 to 2000, he served as President and Chief Executive Officer of National-Standard Company, a manufacturer and distributor of wire and wire-related products. From 1994 to 1999, he served as President and Chief Executive Officer of Getz Bro’s. & Co., Inc., a provider of healthcare, consumer, chemicals, and food processing products. He is also a past Chairman and Director of Arizant, Inc. (from 2005 to 2010).

Key Skills and Qualifications:

Mr. Kalich is qualified to serve on our Board due to his executive and board leadership experience, and his extensive business, operational and management experience. Mr. Kalich’s experience in multiple industries, together with his management experience in a variety of roles, enables him to provide the Board with valuable general management and executive insights. Mr. Kalich qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight Age 66 Director since 2008 Class III Committees • Audit	Background

Ms. Knight is the former Senior Vice President and Chief Financial Officer of MTS Systems Corporation (“MTS”), a leading global supplier of test systems and industrial position sensors, a position that she held from 2011 to 2014. From 2001 until 2011, she served as Vice President and Chief Financial Officer of MTS. Prior to her positions with MTS, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Since December 2017, she has served on the Children’s Minnesota Hospital Board Finance Committee, and Ms. Knight has been a member of the Mairs & Power Funds Trust Board of Trustees since January 2018. Ms. Knight served on the board of the Greater Metropolitan Housing Corporation from 2000 to 2016, where she was the chair of the board from 2012 to 2015, and chair of the audit committee from 2003 to 2012. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the audit committee, including as Chair from 2009 to 2010, and on the governance and nominating and a special committee from 2009 to 2010.

Key Skills and Qualifications:

As a former Chief Financial Officer of a publicly traded company, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the Board. She has extensive understanding of the Board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj Age 57 Director since 2010 Class I Committees	Background

Mr. Maharaj has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining the Company, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 33 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. He has been a director of NVE Corporation, a publicly held technology company since 2014, and serves as a member of the audit committee and as a member of the nominating/corporate governance committee.

Key Skills and Qualifications:

Mr. Maharaj brings to the Board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the number of directors at six.

DIRECTOR COMPENSATION
The Company’s Board Compensation Policy (the “Policy”) provides cash and equity compensation to our non-employee directors for their service on the Board and its committees as discussed below. On a periodic basis, the Organization and Compensation Committee reviews the Policy to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Organization and Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Board chair; (2) the risks associated with fulfilling fiduciary duties; and (3) the compensation paid to directors at the same peer group of companies used to assess the competitiveness of our executive compensation programs (as discussed below).
Cash Compensation. During fiscal 2020, each of our non-employee directors was paid an annual retainer of $45,000. Our non-employee directors were also eligible to receive additional annual retainers as follows:
•	the chair of the Board received an additional annual cash retainer of $40,000;
•	the chair of the Audit Committee received an additional annual cash retainer of $20,000, and the non-chair members of that committee received an additional annual cash retainer of $10,000;
•
the chair of the Organization and Compensation Committee received an additional annual cash retainer of $15,000, and the non-chair members of that committee received an additional annual cash retainer of $6,500; and

•
the chair of the Corporate Governance and Nominating Committee received an additional annual cash retainer of $10,000, and the non-chair members of that committee received an additional annual cash retainer of $5,000.

The cash retainers are paid quarterly following the completion of each calendar quarter. However, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year.
Equity Compensation. In addition to the cash compensation described above, each of our non-employee directors receives stock awards as compensation for their service on the Board. Upon a director’s initial election or appointment to the Board, such director will receive an equity award having a grant date value of $115,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (as estimated using the Black-Scholes option pricing model as of the date of the grant) and the other half will be in the form of restricted stock units (“RSUs”). On an annual basis thereafter, each non-employee director (other than the Board chair) will receive an equity award having a grant value of $115,000 and the Board chair will receive an equity award having a grant value of $124,000, one-half of such award will be in the form of stock options and the other half will be in the form of RSUs. The value of the first annual equity grant following a director’s initial election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. Equity awards granted to our non-employee directors in fiscal 2020 (a) were granted on the date of the Company’s annual meeting of shareholders, (b) vest ratably on a monthly basis, and (c) with respect to stock options become fully vested on the earlier of the 12-month anniversary of the grant date, or the date of the next year’s annual meeting. Stock options (i) have a seven-year term, and (ii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.
Stock in Lieu of Cash Compensation. A director may elect annually to receive all or a portion of their cash retainers in the form of deferred stock units that are vested upon issuance (“DSUs”). Each DSU award will be granted on the date any regular annual cash retainer would have otherwise been paid and the number of units covered by such award will be determined using the fair market value of the Company’s common stock on such date. Each such DSU award would be settled in shares of the Company’s common stock after the non-employee director leaves the Board.

Dividend Equivalents. RSU and DSU awards granted prior to fiscal 2015 include dividend equivalent rights. To the extent the Company pays a dividend, non-employee directors with RSU or DSU awards granted prior to fiscal 2015 will have the right to receive dividend equivalents for each RSU and DSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs and DSUs, which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date. RSU and DSU awards granted after October 1, 2014 do not include dividend equivalent rights.
Non-Employee Director Stock Ownership. The Board of Directors has established equity ownership guidelines for all non-employee directors. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”
Other Compensation. All non-employee directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings.
Summary of Fiscal 2020 Director Compensation
The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2020. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)
Susan E. Knight	95,000	62,000	62,000	219,000
Ronald B. Kalich	71,500	57,500	57,500	186,500
David R. Dantzker, M.D.	65,000	57,500	57,500	180,000
José H. Bedoya	61,500	57,500	57,500	176,500
Shawn T McCormick(5)	60,000	57,500	57,500	175,000
Lisa W. Heine	56,500	57,500	57,500	171,500
(1)
Represents the amount of cash retainers earned by or paid to directors in fiscal 2020 for Board and committee service. The following directors elected to receive all or a portion of their respective cash compensation in the form of DSUs, which election resulted in the following number of fully vested DSUs being granted during fiscal 2020: Mr. Kalich, 1,839 and Dr. Dantzker, 1,671, which number of shares were determined using the aggregate grant date value computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”).

(2)	Reflects the aggregate grant date fair value dollar amount of RSUs granted in fiscal 2020 computed in accordance with ASC 718.
(3)	Reflects the aggregate grant date fair value dollar amount of stock option awards granted in fiscal 2020 computed in accordance with ASC 718.
(4)	The aggregate number of stock options, RSUs and DSUs held by each of our non-employee directors as of September 30, 2020, was as follows:
Name	Stock Options	Restricted Stock Units	Deferred Stock Units
José H. Bedoya	29,547	10,269	8,430
David R. Dantzker, M.D.	29,547	10,269	13,581
Lisa W. Heine	9,463	4,600	—
Ronald B. Kalich	28,924	8,397	8,806
Susan E. Knight	29,414	11,356	—
Shawn T McCormick	20,396	6,062	2,422
(5)	Mr. McCormick resigned from the Board effective December 14, 2020.

CORPORATE GOVERNANCE
The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Certain corporate governance practices that the Company follows are summarized below.
Code of Ethics and Business Conduct
We have adopted the Surmodics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K. The Board of Directors updated the Code of Conduct in July of 2020.
Corporate Governance Guidelines
The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.
Board Evaluation
The Board and each of its committees follow a process, overseen by the Corporate Governance and Nominating Committee, to determine their effectiveness and opportunities for improvement. Our Guidelines provide that the Board will annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. Typically, the evaluation process involves each director completing an assessment questionnaire soliciting feedback regarding the effectiveness of the Board and any committee on which the director serves, and opportunities for improvement. Alternatively, the Board or any of its committees may, without the use of questionnaires, engage in discussions concerning their effectiveness. In any event, for both the Board and the relevant committee, the evaluation process is intended to solicit feedback from directors across several areas, including:
•	improving prioritization of issues;
•	improving the quality of presentations from management;
•	improving the quality of Board or committee discussions on key matters;
•	maintaining an effective relationship between the Board and management;
•	identifying how specific issues in the past year could have been handled better;
•	identifying specific issues that should be discussed in the future; and
•	identifying any other matter of importance to Board or committee functioning.
The Board and each committee, as the case may be, review the results of the assessments and identify areas of focus for future years and any necessary follow-up actions.

Board Role in Risk Oversight
Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, has an active and ongoing role in the management of the risks of our business and considers risks when reviewing the Company’s strategic plan, financial results, corporate development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:
•
The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s internal auditors and independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.
Periodically, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Organization and Compensation Committee assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.
Board Leadership Structure
Our Board currently separates the offices of Chair of our Board and CEO by appointing an independent, non-executive chair. While we do not have a written policy with respect to separation of these roles, our Board believes that an independent Board chair permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Ms. Knight serves as our non-executive Board chair. Ms. Knight (a) manages and provides leadership to the Board of Directors, (b) through the Chief Executive Officer, acts as a direct liaison between the Board and the management of the Company, and (c) presides at all meetings of the shareholders and of the Board, including executive sessions of our independent directors.
Related Person Transaction Approval Policy
Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:
•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;
•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and the Company, involve less than $120,000 in a fiscal year.
We consider the following persons to be related persons under the policy:
•	all of our officers and directors;
•	any nominee for director;
•	any immediate family member of any of our directors, nominees for director or executive officers; and
•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.
The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:
•	whether the terms are fair to the Company;
•	whether the transaction is material to the Company;
•	the role the related person has played in arranging the related person transaction;
•	the structure of the related person transaction; and
•	the interests of all related persons in the related person transaction.
The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.
If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:
•
if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the Audit Committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•
if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons. Kimberly Brastad is the sister of Teryl L.W. Sides, our Senior Vice President of Product Development and Chief Marketing Officer, and an executive officer of the Company. We employ Ms. Brastad as our Senior Director of Business Analytics, Data Analysis & Intelligence. Her aggregate compensation in fiscal 2020 exceeded $120,000. Ms. Branstad’s fiscal 2020 aggregate compensation was ratified by the Audit Committee of the Board.
On January 8, 2016, we entered into an agreement (the “NorMedix Agreement”) with the shareholders of NorMedix, Inc. (“NorMedix”) to acquire all of the shares of NorMedix. The consideration for the transaction included up to $7.0 million to be paid based on the achievement of revenue and strategic milestones through September 30, 2019. Gregg S. Sutton, our former Vice-President, Research and Development, an executive officer position, served as the Chief Executive Officer of NorMedix and owned approximately 45% of the shares of NorMedix at the time of our acquisition. Prior to our acquisition of NorMedix, Mr. Sutton was not a “related person” as defined in Item 404 of Regulation S-K. In the first quarter of fiscal 2020, we made the final payment of $3.2 million of contingent consideration under the NorMedix Agreement. As a former shareholder of NorMedix, Mr. Sutton was entitled to a proportionate amount of the contingent consideration that we paid to the former shareholders of NorMedix (based on his ownership percentage of shares of NorMedix), of approximately $1.4 million. Mr. Sutton retired from the Company in the second quarter of fiscal 2020. Payments to Mr. Sutton under the NorMedix Agreement were approved by the Audit Committee of the Board in accordance with the Related Person Transaction Approval Policy.

Equity Ownership Guidelines
Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board has adopted equity ownership guidelines for our directors and executive officers at the level of vice president or above. Under the guidelines, the value of our common stock held by an executive officer or non-employee director is required to be at least:
•	five times the annual base salary for our Chief Executive Officer;
•	three times the annual base salary for our other executive officers at the level of vice president or above (other than our CEO); and
•	five times each non-employee director’s annual cash retainer (excluding any additional retainers provided based on role or committee service).
Until the applicable ownership requirement set forth above is attained, (a) executive officers subject to the guidelines (other than the CEO) are required to retain ownership of 50% of the “net shares” (as defined below) received, and (b) our CEO and non-employee directors are required to retain ownership of 75% of the net shares received. Once the applicable ownership requirement has been attained, it must continue to be met following any disposition of net shares by a non-employee director and any executive officer subject to the policy. “Net shares” is defined as the number of shares of the Company’s common stock that remain after the exercise of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted against the award to pay any applicable exercise price, state or federal income taxes, or withholding taxes. Shares that count toward meeting the ownership requirements include shares owned outright (directly or indirectly), vested RSUs or DSUs. Shares that do not count toward meeting the stock ownership requirements include unexercised stock options. As of September 30, 2020, all of our non-employee directors and all of our executive officers subject to the policy have attained the minimum level of ownership set forth in the guidelines, with the exception of Ms. Sides (who joined our company in November 2018), Ms. Sultana (who joined our company in February 2020), and Mr. Weber (who joined our company in May 2020). We believe that these executives are continuing to make satisfactory progress towards the minimum level of ownership set forth in the guidelines.
The Company does not have a hedging policy at this time.
Majority of Independent Directors; Committees of Independent Directors
Our Board of Directors has determined that Mss. Heine and Knight, and Messrs. Bedoya, and Kalich, and Dr. Dantzker, who constitute all of our current directors other than Mr. Maharaj, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.
Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.
Committee and Board Meetings
The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the Nasdaq listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com. Ms. Knight is a member of our Audit Committee and an ex-officio member of the Organization and Compensation Committee, and Corporate Governance and Nominating Committee, attending and participating at the meetings of those committees. During fiscal 2020, the Board of Directors held eight meetings and the standing committees had the number of meetings noted below. Each director attended (in person or electronically) 100% of the total number of meetings of the Board and of the committee(s) on which he or she served in fiscal year 2020, except as noted below. The principal functions of our standing committees are described below.
Audit Committee
The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held five meetings during fiscal 2020. The Board of Directors and the Audit Committee believe that the Audit Committee’s composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Ronald B. Kalich and Susan E. Knight each qualify as an “audit committee financial expert” under federal securities laws.
Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Organization and Compensation Committee
The Organization and Compensation Committee is responsible for matters relating to executive compensation, organizational planning, succession planning at the executive level, key employee compensation programs, director compensation, and corporate culture programs. The Organization and Compensation Committee held five meetings during fiscal 2020.
Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engaged Pay Governance LLC, an independent compensation consulting firm, to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.” In connection with their engagement, the Committee determined that Pay Governance was independent taking into consideration the factors required by the Nasdaq listing standards and applicable SEC rules.
Corporate Governance and Nominating Committee; Procedures and Policy
The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held five meetings during fiscal 2020. Each of the members of the Corporate Governance and Nominating Committee attended (in person or electronically) more than 75% of the committee’s meetings.
The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s six directors are diverse — two women and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:
•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;
•
the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;
•	age, legal and regulatory requirements;
•	experience with accounting rules and practices;
•	appreciation of the relationship of the Company’s business to the changing needs of society; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.
A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:
with respect to the shareholder:
•	name, address, the class and number of shares such shareholder owns;
with respect to the nominee:
•	name, age, business address and residence address;
•	current principal occupation;
•	five-year employment history with employer names and a description of the employer’s business;
•	the number of shares beneficially owned by the nominee;
•	whether such nominee can read and understand basic financial statements; and
•	membership on other boards of directors, if any.
The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than ninety (90) days prior to the first anniversary of the date of the preceding years’ annual meeting of shareholders.
The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.
The Guidelines state that a director shall offer to retire from the Board effective at the conclusion of the Annual Meeting following his or her seventy-second birthday. The Corporate Governance and Nominating Committee reviews the appropriateness of such director’s continuation on the Board, and recommends to the Board whether, in light of all the circumstances, the Board should accept such proposed retirement. Under this policy, Dr. Dantzker, who attained the age of seventy-two during fiscal 2015, offered to retire at the conclusion of the Company’s 2016 annual meeting. Dr. Dantzker’s current term on the Board will expire at the conclusion of the Company’s 2021 annual meeting. Similarly, under this policy, Mr. Kalich, who attained the age of seventy-two during fiscal 2020, offered to retire at the conclusion of the Company’s 2020 annual meeting. Mr. Kalich’s current term will expire at the conclusion of the Company’s 2022 annual meeting.

It is also the policy of the Board that every director should notify the Chair of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.
Procedures for Shareholder Communications to Directors
Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:
Corporate Secretary
Attention: Board of Directors
Surmodics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344-3523
Director Attendance Policy
Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held on February 13, 2020. The Board does not have a formal policy regarding attendance at the Company’s annual meetings of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers (our “NEOs”), during fiscal 2020. Our NEOs are determined in accordance with SEC rules. For fiscal 2020, our NEOs were:
Name	Title
Gary R. Maharaj	President and Chief Executive Officer
Timothy J. Arens	Senior Vice President of Finance and Information Technology and Chief Financial Officer
Thomas A. Greaney	Chief Operating Officer, Medical Devices
Teryl L.W. Sides	Senior Vice President of Product Development and Chief Marketing Officer
Joseph J. Stich	Senior Vice President and General Manager of Human Resources and In Vitro Diagnostics
Executive Transitions. Mr. Greaney has informed us that he plans to retire from the Company effective December 30, 2020.
Executive Summary
The Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well-aligned with the short- and long-term interests of shareholders.
Fiscal 2020 Performance Highlights. We believe that our executive compensation programs are aligned with our performance and the objectives of our compensation philosophy (discussed below), as highlighted by the following factors:
•	Overall, we were pleased with our fiscal 2020 performance, even while facing mutliple environmental challenges due to the COVID-19 pandemic.
•
Over the last several years, we have been executing a strategy to expand our medical device business to offer vascular medical device products (“whole-product solutions”). During fiscal 2020, we made significant progress executing this strategy, including as follows:

–	In the fourth quarter, we received FDA clearance for our Pounce™ Thrombus Retrieval System for non-surgical removal of clots from the peripheral arterial vasculature.
–	In the third quarter, we received CE Mark certification for our SurVeil™ drug coated balloon (“DCB”).
–	Also in the third quarter, we received FDA clearance for our Sublime™ radial-access 0.014” PTA balloon catheter.
–	Also in the third quarter, we initiated a first-in-human clinical trial for our Sundance™ below-the-knee DCB.
–	In the second quarter, we received CE Mark certification for our Telemark™ coronary/peripheral support microcatheter.
–	Also in the second quarter, we announced our partnership with Cook Medical for commercialization of .014” and .018” low-profile PTA balloon catheters.
–	In the first quarter, we announced our partnership with Medtronic for distribution of Telemark™ coronary support catheters.
•
In addition to the strategic accomplishments noted above, overall, we were pleased with our financial results for fiscal 2020 in spite of the unprecedented challenges. Our fiscal 2020 revenue was $94.9 million, down 5.5% compared to fiscal 2019 due, in part, to impacts from COVID-19.

For a more detailed discussion of our fiscal 2020 results, please refer to the financial statements for the fiscal year ended September 30, 2020 included in our Annual Report.
Fiscal 2020 Executive Compensation Highlights. Highlights of our fiscal 2020 executive compensation program include the following:
•
Pay-for-Performance. A substantial portion of the compensation for each of our NEOs is tied to Company performance against objectives set by the Committee. As a group, approximately 65% of the target total compensation for our NEOs (base salary, target annual incentive and long-term equity awards based on grant date fair value) is provided in the form of variable, at-risk compensation.

•
Fiscal 2020 Annual Incentive Plan: We established rigorous financial and strategic objectives tied to the Company’s Board of Director approved annual operating plan. Based on our performance relative to those objectives, the aggregate payout under the incentive plan was approximately 121.4% for the fiscal year.

•
Equity Incentive Awards: Beginning in fiscal 2018, the long-term incentive compensation for our executive officers has been provided in the form of stock options and restricted shares. As discussed in greater detail below, the Committee determined that this mix was appropriate in light of the current stage of our whole-product solutions strategy and the alignment provided by these awards with the long-term nature of the strategic decisions that are being made in connection with that strategy. We also periodically grant special equity awards to certain executive officers in limited circumstances. In November 2019, we granted Ms. Sides special equity awards based upon her critical role in developing and implementing our long-term strategy. The awards granted to Ms. Sides had a grant fair value of $120,000 in stock options and $80,000 in restricted shares. Both awards vest on the second anniversary of the date of grant.

•
Market-based Approach to Establishing Compensation. As a helpful reference point in making executive compensation decisions, the Committee utilizes market data from an appropriate and relevant group of peer companies. For fiscal 2020, the peer group consisted of 18 companies of comparative size (revenue, number of employees, and market capitalization) and business profile (generally medical device and equipment manufacturers and suppliers).

•
Shareholder Advisory Vote on Executive Compensation. At our annual meeting of shareholders held in February 2020, we held an advisory vote on executive compensation. Approximately 97% of our shareholders that voted on this proposal approved the compensation of our NEOs as disclosed in the proxy statement for that meeting. The Committee reviewed these final vote results and determined that, given the level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

Executive Compensation Governance Highlights. We believe that the following executive compensation-related practices, which were in effect during fiscal 2020, serve our shareholders’ long-term interests:
	What We Do		What We Don’t Do
✔	Maintain an executive compensation program designed to align pay with performance.	✘	No tax gross-ups or single-trigger equity acceleration upon a change of control.
✔	Structure a substantial portion of pay opportunities in the form of “at-risk” performance-based compensation.	✘	No excessive perquisites.
✔	Conduct an annual say-on-pay vote.	✘	No guaranteed bonuses.
✔	Maintain an incentive compensation clawback policy.	✘	No backdating or repricing of stock options.
✔	Utilize robust stock ownership guidelines for executive officers and directors.	✘	No supplemental executive retirement plans.
✔	Have double-trigger change of control severance arrangements.
✔	Retain an independent compensation consultant and periodically conduct a compensation risk review.

Compensation Philosophy and Objectives
Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. We provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies and within the middle range of comparative pay at peer companies when the Company achieves the targeted performance levels. Together, these elements provide a balanced focus on both short- and long-term goals while reinforcing our pay-for-performance philosophy. Specifically, our executive compensation programs are designed to:
•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;
•	provide an overall compensation opportunity that rewards individual and corporate performance based on Company objectives that, if achieved, have the potential to enhance shareholder value; and
•	encourage executive stock ownership, through our equity ownership guidelines, to link a meaningful portion of compensation to the value of Surmodics common stock.
Significant At-Risk Compensation. The charts below illustrate the fiscal 2020 target total compensation pay mix, comprised of base salary, target incentive opportunity under the fiscal 2020 cash incentive plan and fiscal 2020 long-term incentive awards (presented using their grant date fair values) for the Chief Executive Officer and other NEOs. As illustrated below, approximately 77% of our Chief Executive Officer’s and 61% of our other NEOs’ compensation was variable and at-risk.

A key aspect of the design of our incentive plans is the requirement that, in order for incentive compensation to be paid, our actual performance must achieve at least the threshold level of performance established for the applicable objectives. In years where our actual performance does not achieve the threshold level for the applicable objectives, no incentive compensation is paid. We believe this design reinforces our pay-for-performance philosophy. The table below provides the payouts under our incentive plans for each of our past five fiscal years and under our former performance share programs for each of the last four three-year performance periods of the program (reflecting corporate financial and strategic objectives). As previously disclosed, our performance share programs terminated at the end of fiscal 2019.
Annual Incentive Plans		Performance Share Programs
Fiscal Year	Payout	Performance Period	Payout
2020	121.4%
2019	92.2%	2017 - 2019	144.7%
2018	114.2%	2016 - 2018	128.3%
2017	108.6%	2015 - 2017	122.0%
2016	150.0%	2014 - 2016	98.0%
A description of our fiscal 2020 annual incentive plan is provided below under the heading “Cash Incentive Compensation.”

Establishing Executive Compensation
The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.
Independent Compensation Consultant. Since May 2016, the Committee has engaged Pay Governance LLC (the “Independent Consultant”), an independent compensation consulting firm, to provide consulting services on matters related to executive compensation, including consultation regarding (i) the competitiveness of our executive compensation programs relative to market practices and peer group data, (ii) the design and structure of our short- and long-term incentive programs, (iii) management recommended levels of compensation for NEOs other than the CEO, and (iv) consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee. During its engagement, the Independent Consultant attended all of the regularly-scheduled meetings of the Committee, reported directly to the Committee, and, as necessary, communicated directly with the Committee without management present.
Executive Compensation Peer Companies and Competitive Market. The Committee assesses the competitiveness of our executive compensation programs relative to market practices and peer group data. It does not, however, base its decisions solely on such data. For fiscal 2020, the Committee selected the companies that constitute the peer group of companies (the “Peer Group”) after discussing various recommendations from the Independent Consultant. The Peer Group was selected using criteria designed to identify companies that reflect our size (measured by revenue, market capitalization, and other size measures) and business profile (generally medical device and equipment manufacturers and suppliers). Based on these criteria, the Committee approved the following Peer Group:
Anika Therapeutics Inc.	ConforMIS, Inc.	Iridex Corporation
AtriCure, Inc.	CryoLife Inc.	LeMaitre Vascular, Inc.
Atrion Corp.	Cutera, Inc.	OraSure Technologies, Inc.
AxoGen, Inc.	Endologix Inc.	Rockwell Medical, Inc.
Cardiovascular Systems Inc.	GenMark Diagnostics, Inc.	Staar Surgical Company
Cerus Corporation	IntriCon Corporation	Tactile Systems Technology, Inc.
With the assistance of the Independent Consultant, the Committee uses data from the Peer Group to establish a competitive market range (+/- 15% of the market 50th percentile) within which individual pay can be positioned. The Independent Consultant presents to the Committee an analysis that identifies the competitive market median range for each NEO based on their respective, or substantially similar, positions at companies within the Peer Group. In cases where the data from the Peer Group was unavailable or insufficient, a competitive market median range was derived from survey data reflecting companies of comparative size and business profile. Additionally, for certain of our NEOs, the competitive market position was adjusted to account for individual factors, such as scope of responsibility.
Role of Executive Officers. Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary and target incentive levels) and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies the financial results used to determine the payouts for our annual incentive plan. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Overview of Executive Compensation Components
The principal components of our executive compensation programs for fiscal 2020 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide our executive officers with change of control benefits, and offer them participation in our 401(k) plan, health and welfare insurance programs, flexible spending accounts and certain other benefits available generally to all full-time employees.

Category	Component	Description
Cash-based Compensation	Base Salary	• Base wage. • Provides a minimum, fixed level of cash compensation.
	Annual Incentive	• Annual cash incentive award based on corporate performance. • Motivates achievement of annual business operating plan goals.
Long-term Incentives	Stock Options	• Further aligns the interest of executives with those of shareholders. • Longer term incentive compensation based on corporate performance. • Underscores our “pay-for-performance” philosophy.
	Restricted Shares	
Other Benefits	Change of Control	• Ensure impartiality and objectivity in the event of a change-in-control situation to protect shareholder interests. • No gross-ups for excise taxes. • “Double trigger” required for benefits.

Annual Cash Compensation
Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.
Base Salary. Base salaries provide a level of cash compensation to each executive intended to provide stability and reduce the incentive for excessive risk-taking. The Committee generally sets base salaries within a competitive range (i.e., +/- 15% of the market 50th percentile) of base salary levels for executives in comparable positions within the Peer Group. The range allows for pay decisions to take into account individual factors such as performance, potential, expertise, and experience. At the beginning of fiscal 2020, the Independent Consultant presented to the Committee an analysis that identified the median base salary ranges for each of our NEOs compared to their respective, or substantially similar, positions in the Peer Group. Using this approach, the Committee approved base pay increases for each of our NEOs. The following table shows the annualized base salaries for each of our executive officers for each of the past two fiscal years:
Executive	2019 Base Salary ($)	2020 Base Salary ($)(1)	Percent Increase
Gary R. Maharaj	571,700	588,900	3.0%
Timothy J. Arens	305,000	330,000	8.2%
Thomas A. Greaney(2)	321,530	330,000	2.6%
Teryl L.W. Sides(3)	300,000	370,000	23.3%
Joseph J. Stich(4)	285,000	330,000	15.8%
(1)
Unless otherwise noted, reflects the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2020, which meeting occurred in November 2019. Changes in base salary typically become effective on January 1 of each year. As a result, the amount of salary actually received in any year may differ from the annual base salary amount shown above. The amount of base salary actually received during fiscal 2019 and fiscal 2020 is shown in the Summary Compensation Table below.
(2)	Base salary for Mr. Greaney was converted to U.S. dollars using an exchange rate of €1.00 to $1.13 for fiscal year 2019 and €1.00 to $1.12 for fiscal 2020.
(3)
The Committee approved a base salary of $330,000 for Ms. Sides at its November 2019 meeting. Her base salary was further increased in March 2020 in connection with her appointment as the Company’s Senior Vice President of Product Development.

(4)
The Committee approved a base salary of $300,000 for Mr. Stich at its November 2019 meeting. His base salary was further increased in March 2020 in connection with his appointment as the Company’s Senior Vice President of Human Resources.

Cash Incentive Compensation. Cash incentive compensation for all of our employees, including our NEOs, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and long-term goals that have the potential to significantly enhance shareholder value.
Target Incentive Opportunity. Consistent with our compensation philosophy and objectives, the Committee generally sets the target incentive opportunity within the median range for annual cash incentive target pay at our peer group. For fiscal 2020, based on its review of the market data, the Committee established a target incentive opportunity of 75% of base salary for our Chief Executive Officer and 45% of base salary for our other NEOs. The following table shows the fiscal 2020 target incentive opportunity for each of our NEOs:
	Incentive Opportunity
Executive	Percent (%)	Amount ($)(1)
Gary R. Maharaj	75.0	441,700
Timothy J. Arens	45.0	148,500
Thomas A. Greaney	45.0	148,500
Teryl L.W. Sides	45.0	148,500
Joseph J. Stich	45.0	135,000
(1)
Amounts shown as calculated as a percentage of the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2020, which meeting occurred in November 2019, without adjustment for subsequent base salary adjustments. The incentive actually earned by each NEO (as shown in the Summary Compensation Table) is based on the base salary actually earned in fiscal 2020.

Fiscal Year 2020 Performance Objectives. Performance under the annual incentive plan was based upon the achievement of financial objectives (weighted 60%) and strategic objectives (weighted 40%). The financial objectives for Messrs. Maharaj and Arens and Ms. Sides were based entirely on corporate financial objectives (as described below). The financial objectives for Messrs. Greaney and Stich were a combination of the same corporate financial objectives and business unit revenue, each weighted as provided below. The strategic objectives (as described below) reflected our fiscal 2020 corporate priorities. The Committee approved the targets for the financial objectives and the strategic objectives based on the board-approved annual operating plan for fiscal 2020.

The corporate financial objectives were specified levels of adjusted revenue (weighted approximately 66.7% of the corporate financial objectives) and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (weighted approximately 33.3% of the corporate financial objectives). The Committee determined that these objectives were appropriate because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our performance. In addition, each executive officer can contribute (directly or indirectly) to the achievement of these objectives. The business unit financial objective for Mr. Greaney was a specified level of adjusted revenue for our Medical Device business unit. The business unit financial objective for Mr. Stich was a specified level of revenue for our In Vitro Diagnostics business unit. The following table shows the weighting of the financial objectives and strategic objectives as a percentage of the total incentive opportunity for each of our NEOs:
	Financial Objectives
Strategic Objectives	Corporate Revenue	Corporate EBITDA	Business Unit Revenue	Strategic Objectives
Gary R. Maharaj	40%	20%	n/a	40%
Timothy J. Arens	40%	20%	n/a	40%
Thomas A. Greaney	20%	10%	30%	40%
Teryl L.W. Sides	40%	20%	n/a	40%
Joseph J. Stich	20%	10%	30%	40%
For all of our executive officers, including our Chief Executive Officer, payouts associated with the financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of corporate EBITDA was achieved.
The strategic objectives (described below) were associated with our whole-product solutions strategy reflecting separate milestones generally within the following areas: (1) milestones associated with our drug-coated balloon programs and related clinical trials (constituting 65% of the incentive opportunity associated with the strategic objectives); and (2) milestones associated with the development of our other proprietary products (constituting approximately 35% of the incentive opportunity associated with the strategic objectives). In addition, the Committee approved an enhancement to the strategic objectives of up to 50% of the target opportunity related to obtaining CE Mark certification for our SurVeil DCB; however, the Committee did not increase the overall maximum payout level associated with the strategic objectives as a result of adding this enhancement. The Committee determined that these objectives were appropriate because their achievement would have the potential to advance our whole-product solutions strategy and significantly enhance shareholder value. For all of our executive officers, including our Chief Executive Officer, payouts associated with the strategic objectives could range between 0% (if none of the objectives were achieved) and 150% (if all of the objectives were achieved) of the target incentive opportunity based upon which of the objectives were achieved, their respective target value, and the timing of completion relative to a specified target completion date.
Actual Performance. At the Committee’s November 2020 meeting, the Committee confirmed the Company’s performance against the financial objectives and the strategic objectives. The achievement percentage associated with each financial objective was determined by interpolating actual performance within the applicable performance range. The achievement percentage associated with the strategic objectives was determined by multiplying a target value for each milestone by a performance factor based on exceeded, full, partial or no achievement of the milestone relative to a specified target completion date.
Based on the Company’s performance, the Committee determined the payouts associated with the corporate financial objectives, business unit financial objectives, and strategic objectives as follows (all dollar values are in millions):
Corporate Financial Objectives	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual Performance ($)(1)	Achievement (%)
Corporate EBITDA	33.3	(5.12)	(3.34)	0.27	(0.9)	133.7
Corporate Revenue	67.7	84.55	89.00	95.68	87.8	86.8
					Combined Achievement:	102.4

Business Unit Financial Objectives	Threshold ($)	Target ($)	Maximum ($)	Actual Performance ($)(1)	Achievement (%)
Medical Device Revenue	62.8	66.1	71.1	64.4	73.5
In Vitro Diagnostics Revenue	21.7	22.9	24.6	23.5	116.8
(1)
Amounts reflect the adjustments noted below under the heading “Adjustments for Significant Events”, which also includes information disclosing how the indicated actual performance financial objective amounts reconcile with amounts in the Company’s audited consolidated financial statements.

Strategic Objectives	Value (% of Target)	Actual Performance	Achievement (% of Target)
CE Mark Certification	50.0	Full Achievement (100%)	50.0
Advancement of our DCB Programs	65.0	Partial Achievement (92.3%)	60.0
Proprietary Product Development	35.0	Exceeded Achievement (128.6%)	45.0
		Combined Achievement:	155.0
Although the combined achievement level for our strategic objectives was 155%, payouts associated with the strategic objectives were limited to 150% in accordance with the design of the annual incentive plan. The overall achievement percentage for each executive was determined by adding the products of the assigned weighting and achievement percentage for each component. Using this methodology, the Committee approved the following overall achievement percentages:
	Corporate Financial Objectives		Business Unit Financial Objectives		Strategic Objectives		Overall Achievement
	Weight	Achievement	Weight	Achievement	Weight	Achievement
Gary R. Maharaj	60.0%	102.4%	n/a	n/a	40.0%	150.0%	121.4%
Timothy J. Arens	60.0%	102.4%	n/a	n/a	40.0%	150.0%	121.4%
Thomas A. Greaney	30.0%	102.4%	30.0%	73.5%	40.0%	150.0%	112.8%
Teryl L.W. Sides	60.0%	102.4%	n/a	n/a	40.0%	150.0%	121.4%
Joseph J. Stich	30.0%	102.4%	30.0%	116.8%	40.0%	150.0%	125.8%
The actual incentive payouts were determined by multiplying the named executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage. The following table summarizes the compensation earned by our NEOs under the plan:
Executive	Target Payout	Overall Achievement	Actual Payout	Actual Payout
Gary R. Maharaj	75%	121.4%	91.1%	$532,278
Timothy J. Arens	45%	121.4%	54.7%	$176,865
Thomas A. Greaney	45%	112.8%	50.7%	$165,225
Teryl L.W. Sides	45%	121.4%	54.7%	$188,438
Joseph J. Stich	45%	125.8%	56.6%	$180,816
Adjustments for Significant Events
The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact on award payouts.

In accordance with these principles, for fiscal 2020, the Committee approved several adjustments to the Company’s results for purposes of determining performance under our annual incentive plan. The following table provides detail on how to calculate certain non-GAAP amounts used in our annual incentive plan, and provides information on certain adjustments made in fiscal 2020 and a brief description of each adjustment:
Fiscal Year 2020 Adjustments to Financial Results Performance
under Annual Incentive Plan
(all amounts are in millions)(1)
	Medical Device Revenue	Company Revenue
GAAP Revenue(2)	$71.4	$94.9
Adjustments:
Revenue recognized on SurVeil DCB milestone payment(3)	(7.1)	(7.1)
Adjusted Revenue:	$64.4	$87.8
EBITDA
EBITDA(4)	$5.3
Adjustments:
Revenue recognized on SurVeil DCB milestone payment(3)	(7.1)
Loss on impairment of strategic investment	0.5
Non-recurring expenditures related to organizational adjustments	0.4
Adjusted EBITDA	$(0.9)
(1)	The amounts in this table have been rounded and, therefore, may not sum.
(2)	GAAP revenue, as reported.
(3)
Pursuant to the terms of our agreement with Abbott Vascular, Inc. for commercialization rights for the SurVeil DCB, in fiscal 2020, we received a $10.8 million milestone payment, of which $7.1 million was recognized as revenue during the period, upon receipt of Conformité Européenne Mark certification for commercialization of the SurVeil DCB in the European Union. Revenue recognized during the period from the milestone payment was excluded from our financial performance for purposes of our annual incentive plan due to the unusual nature of the revenue.

(4)
Reflects the Company’s fiscal 2020 reported loss before income taxes of $(1.5) million adjusted to include a total of $7.3 million in depreciation and amortization expense and $0.1 in interest expense, less $(0.6) in investment income, net.

Long-Term Incentive Compensation
Long-term incentive (“LTI”) compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and aligns the interests of our executive officers with those of our shareholders through stock ownership. Our LTI compensation consists of:
•
Stock Options. Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value of the award estimated using the Black-Scholes valuation model. All stock options granted to our NEOs have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and unless otherwise noted, vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

•
Restricted Shares. Restricted shares are shares that are subject to forfeiture if certain time-based restrictions are not met. Unless otherwise noted, all restricted shares granted to our NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant. The number of shares subject to the award is determined by dividing the target value by the closing market price of our common stock on the date of grant.

The Committee selects the type and mix of equity awards to be provided to our executive officers based on its assessment of the advantages provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our NEOs, the financial accounting and tax treatment on our company, and the tax treatment to our NEOs, in determining the form and amount of equity compensation to award.
Special equity awards are used in limited circumstances, including as may be necessary to attract, retain and motivate experienced and well-qualified executive officers. In November 2019, we granted Ms. Sides special equity awards based upon her critical role in developing and implementing our long-term strategy. The awards granted to Ms. Sides had a grant fair value of $120,000 in stock options and $80,000 in restricted shares. Both awards vest on the second anniversary of the date of grant. No other special equity grants were made in fiscal 2020 to our NEOs.
Using the same analytical approach described for annual base salary and short-term incentives, the Independent Consultant identifies a competitive market range for long-term incentive target pay for the CEO and each NEO. Target LTI is expressed as a dollar value from which the underlying shares subject to the LTI award are determined based on the grant date fair value (i.e., Black-Scholes, in the case of stock options, and market price at the close of business on the grant date, in the case of restricted shares). While the Committee considered the data from the Peer Group as a market check when setting the target long-term incentive opportunity, it does not base its decision solely on such data. The target long-term incentive opportunity for the annual grant to our executives (other than the CEO) was the same, reflecting our desire to encourage collaboration among our executive team and our view that each executive can contribute (directly or indirectly) to the achievement of our long-term objectives.
Fiscal 2020 LTI Compensation. In fiscal 2020, the long-term incentive compensation for our executive officers was provided in the form of stock options (constituting 60% of the target value) and restricted shares (constituting 40% of the target value). The Committee also believes that these awards align management’s interests with the long-term nature of the strategic decisions that are being made in connection with our whole-product solutions strategy, and will, as a result, enhance our ability to retain our executive management team as we execute our business strategy. In the future, the Committee will continue to evaluate and select the form and mix of long-term incentive compensation (which may include stock options, restricted shares, performance shares, or other long-term incentives) provided to our executive officers that it believes best accomplishes the goals discussed above.
The table below shows the target values of each LTI component provided to our NEOs:
Executive	Stock Options ($)(1)	Restricted Shares ($)(2)	Total Target LTI ($)
Gary R. Maharaj	900,000	600,000	1,500,000
Timothy J. Arens	225,000	150,000	375,000
Thomas A. Greaney	225,000	150,000	375,000
Teryl L.W. Sides(3)	345,000	230,000	575,000
Joseph J. Stich	225,000	150,000	375,000
(1)	Represents the grant date fair value of stock options (as estimated using the Black-Scholes option pricing model) awarded to each executive officer.
(2)	Represents the grant date fair value of the restricted shares awarded to each executive officer.
(3)	Includes the value of special equity awards granted to Ms. Sides in November 2019, as discussed above.
Clawback Policy
Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The SEC has not yet issued final rules to implement this aspect of the Act.

Notwithstanding this fact, in December 2015, based upon the recommendation of the Committee, the Board approved a clawback policy regarding the recovery of incentive compensation from our executive officers (including our NEOs) in certain circumstances. Under the policy, the Company will require reimbursement or forfeiture of all or a portion of any incentive-based compensation (including cash- or equity-based compensation) awarded to an executive officer of the Company where the Committee has determined that all of the following factors are present: (a) the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements, (b) the incentive-based compensation was granted, vested or earned based wholly or in part on the achievement of certain financial reporting measures that were affected by the restatement and such grant, vesting or earning occurred during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, (c) the amount of incentive-based compensation granted to, vested in or earned by the executive officer was greater than the amount that otherwise would have been granted to, vested in or earned by the executive officer if determined based upon the restated financial results, and (d) fraud or intentional misconduct on the part of one or more current or former executive officers was a significant contributing factor to the restatement. In determining whether, in its discretion, there are appropriate circumstances to require such reimbursement, cancellation or recovery, the Committee can consider relevant facts and circumstances, including without limitation, the degree to which any particular executive officer was involved in the fraud or misconduct that contributed to the financial restatement, the extent to which any particular executive officer acted in the normal course of the executive officer’s duties and in good faith. Once final regulations are adopted by the SEC, the Committee intends to revise the clawback policy as necessary to comply with the regulations.
Change of Control Agreements
Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of our executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.
The Company has entered agreements with our NEOs providing each of them with certain benefits payable if the Company undergoes a change of control (as defined in the agreements) and certain terminations occur. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. No benefits are payable to an executive officer under the agreement unless both a change of control occurs, and the executive’s employment is terminated within 12 months after a change of control by the Company without cause, or by the executive for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”
Other Compensation
We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.
Committee Consideration of the Company’s 2020 Shareholder Vote on Executive Compensation
When setting compensation, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2020. In those votes, which were advisory and not binding, approximately 97% of our shareholders voting on this matter approved the compensation of our NEOs as disclosed in the proxy statement for the 2020 Annual Meeting of Shareholders. The Committee believes that our executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.
ORGANIZATION AND COMPENSATION COMMITTEE REPORT
The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2020 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2021 Annual Meeting of Shareholders to be held on February 11, 2021.
Members of the Organization and
Compensation Committee:
David R. Dantzker, M.D. (chair)
José H. Bedoya
Lisa W. Heine
Ronald B. Kalich

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
The following table shows the compensation awarded to, earned by, or paid to our NEOs during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our NEOs.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total Compensation
Gary R. Maharaj President and Chief Executive Officer	2020	584,600	—	600,000	900,000	532,278	8,400	2,625,278
	2019	567,531	—	550,000	825,000	392,448	8,650	2,343,629
	2018	550,725	148,696	430,000	645,000	470,870	8,250	2,253,541
Timothy J. Arens Senior Vice President of Finance and Information Technology and Chief Financial Officer	2020	323,750	—	150,000	225,000	176,865	8,781	884,396
	2019	291,474	—	165,000	230,000	120,932	9,149	816,555
	2018	259,600	37,382	155,000	220,000	118,378	8,271	798,631
Thomas A. Greaney(6) Chief Operating Officer, Medical Devices	2020	324,992	—	150,000	225,000	165,225	33,384	898,601
	2019	316,315	—	150,000	225,000	131,239	31,632	854,186
	2018	333,686	52,556	150,000	225,000	172,683	37,978	971,903
Teryl L.W. Sides(7) Senior Vice President of Product Development and Chief Marketing Officer	2020	344,936	—	230,000	345,000	188,438	5,335	1,113,709
	2019	275,196	—	550,000	325,000	114,179	6,742	1,271,117

Joseph J. Stich(8) Senior Vice President and General Manager of Human Resources and In Vitro Diagnostics	2020	318,900	—	150,000	225,000	180,816	9,039	883,755
(1)	Reflects base salary earned in each applicable period.
(2)	Reflects discretionary amounts paid under the fiscal 2018 annual cash incentive plan.
(3)
Reflects the aggregate grant date fair value of options and restricted stock in accordance with ASC 718. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the price of our common stock at the end of the restricted period or the expiration of stock options.

(4)	Represents amounts earned under the annual cash incentive plan for each applicable fiscal year, which is discussed in detail in Compensation Discussion and Analysis above.
(5)
Represents matching contributions made by the Company under our 401(k) Plan and amounts received under other benefit plans generally available to all employees. In the case of Mr. Greaney, the amounts represent pension contributions under a defined contribution pension plan available to the Company’s employees based in Ireland.

(6)
Unless otherwise indicated, amounts for Mr. Greaney in this table, and other executive compensation disclosure in this proxy statement, that were denominated, accrued, earned or paid in Euros have been converted to U.S. dollars using the average daily exchange rate of €1.00 to $1.19 for the period from October 1, 2017 to September 30, 2018, and €1.00 to $1.13 for the period from October 1, 2018 to September 30, 2019, and €1.00 to $1.12 for the period from October 1, 2019 to September 30, 2020.

(7)	Ms. Sides’ employment with the Company began on November 1, 2018.
(8)	Mr. Stitch was not an NEO in either fiscal 2019 or 2018.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2020
The following table sets forth certain information concerning plan-based awards earned by or granted to each of our NEOs during fiscal 2020. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gary R. Maharaj		220,850	441,700	652,550	—	—	—	—
	11/25/19	—	—	—	14,285	—	—	600,000
	11/25/19	—	—	—	—	62,674	42.00	900,000
Timothy J. Arens		74,250	148,500	222,750	—	—	—	—
	11/25/19	—	—	—	3,571	—	—	150,000
	11/25/19	—	—	—	—	15,668	42.00	225,000
Thomas A. Greaney		74,250	148,500	222,750	—	—	—	—
	11/25/19	—	—	—	3,571	—	—	150,000
	11/25/19	—	—	—	—	15,668	42.00	225,000
Teryl L.W. Sides		74,250	148,500	222,750	—	—	—	—
	11/25/19	—	—	—	5,475	—	—	230,000
	11/25/19	—	—	—	—	24,024	42.00	345,000
Joseph J. Stich		67,500	135,000	202,50	—	—	—	—
	11/25/19	—	—	—	3,571	—	—	150,000
	11/25/19	—	—	—	—	15,668	42.00	225,000
(1)
Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance based upon the base salaries approved by the Committee in November 2019. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Annual Cash Compensation — Cash Incentive Compensation.”

(2)	Represents the number of restricted shares granted to each NEO as a component of such officer’s long-term incentive compensation.
(3)
Represents the number of stock options granted to each NEO as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(4)	Represents the aggregate grant date fair value of restricted stock awards and stock options in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END
The table below reflects all equity awards made to each of the NEOs that were outstanding on September 30, 2020. The market value of restricted shares that have not vested equals the number of such shares multiplied by $38.91 per share, which was the closing price of the Company’s common stock as listed on The Nasdaq Global Select Market on September 30, 2020, the last day of our last fiscal year.
	Option Awards(1)					Stock Awards(2)
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Shares or Units of Stock That Have Not Vested
Name		Exercisable	Unexercisable				Number (#)	Market Value ($)
Gary R. Maharaj	12/02/14	10,311	—	21.03	12/02/21	—	—	—
	12/17/15	27,174	—	20.25	12/17/22	—	—	—
	11/30/16	33,584	11,195	23.95	11/30/23	—	—	—
	11/28/17	30,508	30,509	33.20	11/28/24	11/28/17	4,317	167,974
	11/27/18	11,268	33,805	56.63	11/27/25	11/27/18	6,475	251,942
	11/25/19	—	62,674	42.00	11/25/26	11/25/19	14,285	555,829
Timothy J. Arens(3)	12/02/14	8,413	—	21.03	12/02/21	—	—	—
	12/17/15	13,828	—	20.25	12/17/22	—	—	—
	11/30/16	9,456	3,701	23.95	11/30/23	—	—	—
	11/28/17	9,223	9,224	33.20	11/28/24	11/28/17	1,305	50,778
	07/17/18	670	671	59.10	07/17/25	—	—	—
	11/27/18	2,663	7,990	56.63	11/27/25	11/27/18	1,530	59,532
	05/13/19	653	1,962	40.01	05/13/26	05/13/19	583	22,685
	11/25/19	—	15,668	42.00	11/25/26	11/25/19	3,571	138,948
Thomas A. Greaney	12/17/15	19,927	—	20.25	03/30/21	—	—	—
	11/30/16	12,840	4,281	23.95	03/30/21	—	—	—
	11/28/17	10,642	10,643	33.20	03/30/21	11/28/17	1,506	58,598
	11/27/18	3,073	9,219	56.63	03/30/21	11/27/18	1,765	68,676
	11/25/19	—	15,668	42.00	03/30/21	11/25/19	3,571	138,948
Teryl L.W. Sides	11/27/18	4,894	12,861	56.63	11/27/25	11/27/18	6,474	251,903
	11/25/19	—	24,024	42.00	11/25/26	11/25/19	5,475	213,032
Joseph J. Stich	12/02/14	14,276	—	21.03	12/02/21	—	—	—
	12/17/15	19,927	—	20.25	12/17/22	—	—	—
	11/30/16	12,840	4,281	23.95	11/30/23	—	—	—
	11/28/17	10,642	10,643	33.20	11/28/24	11/28/17	1,506	58,598
	11/27/18	3,073	9,219	56.63	11/27/25	11/27/18	1,765	68,676
	11/25/19	—	15,668	42.00	11/25/26	11/25/19	3,571	138,948
(1)
Stock option awards granted generally become exercisable in four equal increments beginning on the first anniversary of the date of grants except that 8,356 of the stock options granted to Ms. Sides on November 25, 2019 become fully exercisable on November 25, 2021.

(2)
Restricted stock awards granted generally become exercisable in four equal installments beginning on the first anniversary of the date of grant, except that 1,904 of the restricted shares granted to Ms. Sides on November 25, 2019 become fully exercisable on November 25, 2021.

(3)	Includes stock options granted to Mr. Arens that were transferred during fiscal 2018 pursuant to a qualified domestic relations order.

2020 OPTION EXERCISES AND STOCK VESTED
The table below includes information related to options exercised by each of the NEOs and stock awards that vested during fiscal 2020. The table also includes the value realized for such options and stock awards.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary R. Maharaj	—	—	9,920	405,984
Timothy J. Arens(3)	5,983	152,316	3,476	141,547
Thomas A. Greaney	—	—	3,293	134,786
Teryl L.W. Sides	—	—	3,237	132,361
Joseph J. Stich	3,194	282,383	3,293	134,786
(1)	Value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options.
(2)	Value realized on vesting is equal to the market price of the underlying shares at vesting.
(3)	Includes options transferred for value pursuant to a qualified domestic relations order.
Potential Payments Upon Termination or Change of Control
Arrangements with Mr. Maharaj. In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated by the Company without cause or by him with good reason, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health and dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment.
Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change of control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.
Arrangements with other Executives. In addition to the arrangements discussed above with respect to Mr. Maharaj, each of our other NEOs has entered into Change of Control Agreements with the Company. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by the executive for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health and dental benefits for up to 18 months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his or her outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. None of the Change of Control Agreements includes provisions requiring the Company to make an excise tax gross up payment. If the severance benefits payable to an executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.
Other than with respect to the arrangements described above, and as contained in the tables below, no executive officer has any contractual right to severance or other termination benefits.
The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due upon an involuntary termination, assuming a termination date of September 30, 2020.
Name	Severance Amounts ($)(1)	Welfare Benefits ($)(2)	Accelerated Vesting	Total ($)
Gary R. Maharaj	1,117,800	31,853	—	1,209,653
Timothy J. Arens	n/a	n/a	n/a	n/a
Thomas A. Greaney	n/a	n/a	n/a	n/a
Teryl L.W. Sides	n/a	n/a	n/a	n/a
Joseph J. Stich	n/a	n/a	n/a	n/a
(1)
Represents estimated severance benefits that would be paid following an involuntary termination. For Mr. Maharaj, this amount is equal to two times his base salary at the time of the assumed termination.

(2)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans to be provided following an involuntary termination.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due following a change of control termination, assuming a termination date of September 30, 2020.
		Accelerated Vesting		Other Benefits ($)(4)	Estimated Tax Gross-Up ($)	Total ($)
Name	Severance Amounts ($)(1)	Stock Options ($)(2)	Stock Awards ($)(3)
Gary R. Maharaj	2,588,497	341,684	975,746	31,853	—	3,937,780
Timothy J. Arens	957,000	108,036	271,942	34,491	—	1,371,469
Thomas A. Greaney	969,000	124,815	266,222	—	—	1,360,037
Teryl L.W. Sides	1,073,000	—	464,936	33,095	—	1,571,031
Joseph J. Stich	957,000	124,815	266,222	34,004	—	1,382,041
(1)
Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him during the three most recent taxable years prior to such termination. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual cash incentive opportunity.

(2)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2020 at the closing price on that date of $38.91 per share.
(3)	Represents the value of unvested restricted stock awards as of September 30, 2020 at the closing price on that date of $38.91 per share.
(4)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Gary R. Maharaj, our CEO:
For the fiscal year ended September 30, 2020:
•	the annual total compensation of our median employee was $67,026; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $2,625,278.
Based on this information for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 39:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
We identified our median employee based on the total cash and stock-based compensation actually paid during fiscal year 2020 to all members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on September 30, 2020. For purposes of determining the total cash and stock-based compensation actually paid, we included: the amount of base salary the employee received during the year, the amount of any cash incentives paid to the employee in the year and the grant date fair market value of any equity awards granted during the year. We annualized the pay for any employees who were employed by us for only part of the year and included an annual incentive plan amount at the target payment for the position, but did not include any value for benefits provided.
Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.
To our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) during the fiscal year ended September 30, 2020, were filed in a timely manner, except a Statement of Changes in Beneficial Ownership on Form 4 that was filed by Gordon S. Weber on May 14, 2020 reporting awards of restricted stock and employee stock options that were granted on May 12, 2020 was subsequently amended on July 21, 2020 to correct the number of shares that were subject to the awards.

AUDIT COMMITTEE REPORT
The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The directors listed below were the members of the committee at the end of the fiscal year ended September 30, 2020 and at the time of the actions discussed in this report. In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
(1)	reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended September 30, 2020;
(2)	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Accounting Oversight Board and the SEC; and
(3)
received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for filing with the SEC.
Members of the Audit Committee:
Ronald B. Kalich (chair)
Susan E. Knight
Shawn T McCormick
Audit and Other Fees
Set forth below are the aggregate fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years (all amounts in USD):
	Fiscal year ended September 30
	2020	2019
Audit Fees(1)	$737,865	$655,502
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,895	121,895
Total	$739,760	$777,397
(1)
Audit services consisted principally of services related to the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)
All other fees (a) for fiscal 2020 includes fees associated with an enterprise risk assessment framework and subscription fees for access to technical accounting materials, and (b) for fiscal 2019 includes fees associated with an enterprise risk assessment framework and subscription fees for access to technical accounting materials.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal #3)
The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2021, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will re-evaluate their selection as the Company’s independent registered public accounting firm for fiscal 2021.
Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.
The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2021

ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal #4)
The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the compensation of our NEOs as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”
The Board believes that our fiscal 2020 executive compensation programs were tailored to our company’s business strategies, aligned pay with performance and reflect many of the best practices regarding executive compensation. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.
The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s NEOs (the “Say-on-Pay Vote”) annually until such time as our shareholders recommend a different frequency of the Say-on-Pay Vote when a frequency proposal is considered by our shareholders in an advisory vote, or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency.
The Board of Directors recommends that you vote FOR approval of the compensation of our NEOs.

SHAREHOLDER PROPOSALS
Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2022 annual meeting of shareholders must be received by the Company by August 24, 2021, to be considered for inclusion in the Company’s proxy statement and related materials for the 2022 annual meeting. Any other shareholder proposal intended to be presented at the 2022 annual meeting, but not included in the Company’s proxy statement and related materials, must be received by the Company on or before November 13, 2021.
ANNUAL REPORT
The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2020, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.
EXHIBITS TO FORM 10-K
The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Corporate Secretary, at the Company’s principal address.
OTHER BUSINESS
Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.
Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.
Dated: December 22, 2020
BY ORDER OF THE BOARD OF DIRECTORS

Susan E. Knight
Chair of the Board
Eden Prairie, Minnesota

SURMODICS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 8, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SRDX21**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 8, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28149-P47095 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SURMODICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David R. Dantzker, M.D.
02) Lisa W. Heine
03) Gary R. Maharaj

The Board of Directors recommends you vote FOR the following proposals:

NOTE: To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K are available at www.proxyvote.com.

D28150-P47095

SURMODICS, INC.
Annual Meeting of Shareholders
February 11, 2021 4:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary R. Maharaj and Gordon S. Weber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 11, 2021 as a virtual meeting at www.virtualshareholdermeeting.com/SRDX21, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side